Exhibit 5.1

300 North LaSalle Street

Chicago, Illinois 60654

312 862-2000

www.kirkland.com	Facsimile: 312 862-2200

November 9, 2009

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Ladies and Gentlemen:

We have acted as special counsel to YRC Worldwide Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (as finally amended, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer (the “Exchange Offer”) by the Company to exchange shares of common stock, par value $1.00 per share, of the Company (the “Common Shares”) and shares of preferred stock, par value $1.00 per share, of the Company (the “Preferred Shares,” and together with the Common Shares, the “Shares”) for (i) $234,487,000 in aggregate principal amount of 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 of the Company, (ii) $2,350,000 in aggregate principal amount of 5.0% Contingent Convertible Senior Notes due 2023 of the Company, (iii) $144,616,000 in aggregate principal amount of 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 of the Company, (iv) $5,384,000 in aggregate principal amount of 3.375% Contingent Convertible Senior Notes due 2023 of the Company and (v) $150,000,000 in aggregate principal amount of 8 1/2% Guaranteed Notes due April 15, 2010 of YRC Regional Transportation, Inc., a wholly owned subsidiary of the Company (collectively, the “Notes”).

In connection with the Exchange Offer, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, including the Certificate of Incorporation of the Company, as amended, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Registration Statement and the exhibits thereto and (iv) the prospectus contained within the Registration Statement (the “Prospectus”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of

YRC Worldwide, Inc.

November 9, 2009

persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, when the Board of Directors of the Company has taken all necessary action to approve the issuance of the Shares in connection with the Exchange Offer and when the Shares have been issued in accordance with the terms and subject to the conditions set forth in the Registration Statement and the Prospectus and the related letter of transmittal, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Firm Shares and the sale of the Secondary Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

YRC Worldwide, Inc.

November 9, 2009

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP KIRKLAND & ELLIS LLP

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